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Advogados

June 9, 2017

Urstadt Biddle Properties, Inc.
321 Railroad Avenue
Greenwich, CT 06830

RE:	Urstadt Biddle Properties Inc.
Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel for Urstadt Biddle Properties Inc., a Maryland corporation (the “Company”), in connection with the registration of the offer and possible issuance of up to 2,822,443 shares of the Company’s Class A common stock, from time to time, to certain holders of non-managing member units in UB High Ridge, LLC upon the tender of those units for redemption (the “Offering”). The Offering is being registered on a registration statement on Form S-3 of the Company (the “Registration Statement”), including the prospectus included therein (the “Prospectus”). You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with the opinions rendered below, we have examined the following:

1)	the Company’s Amended Articles of Incorporation (and Articles Supplementary);

2)	the Company’s Amended and Restated Bylaws;

3)	the Registration Statement;

4)	the Prospectus; and

5)	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed generally that:

1)	Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

2)	During the Company’s fiscal year ended October 31, 2014 and subsequent fiscal years, the Company, the partnerships and the corporations in which the Company owns an interest (respectively, the “Partnerships” and “Corporations”) have operated and will continue to operate in such a manner that makes and will continue to make the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

3)

No amendments to the organizational documents of the Company, the Partnerships and the Corporations will be made after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year.

4)	No action will be taken by the Company, the Partnerships or the Corporations after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the factual representations set forth in the Officer’s Certificate.

Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, the factual matters in the discussion in the Prospectus under the caption “United States Federal Income Tax Considerations” (which discussion is incorporated herein by reference), we are of the opinion that:

a)	the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its fiscal years ended October 31, 2014 through October 31, 2016, and the Company’s organization and current method of operation will enable it to continue to qualify to be taxed as a REIT for its current fiscal year ending October 31, 2017 and in the future;

b)	the statements contained in the Prospectus under the caption “United States Federal Income Tax Considerations,” insofar as such statements constitute matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and fairly present and summarize, in all material respects, the matters referred to therein.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for its fiscal year ending October 31, 2017, and subsequent fiscal years will satisfy the requirements for qualification and taxation as a REIT.

We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations or covenants made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a REIT for U.S. federal income tax purposes depend upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code. To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

Our opinion is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue

Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could change at any time, possibly with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree, with our conclusions.

We have acted as U.S. federal income tax counsel to the Company with respect to the Offering. The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We have also not considered any non-tax matters. We undertake no obligation to update the opinions expressed herein after the date of this letter.

This opinion is furnished to you solely for use in connection with the Registration Statement and the Prospectus. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name in the Prospectus under the captions “United States Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Baker & McKenzie LLP